EXHIBIT 99-23.p.ix

Victory Capital Management Inc.
Code of Ethics
Effective January 1, 2009

Victory Capital Management Inc (“Victory”), as a registered investment adviser, has a fiduciary responsibility, a duty of loyalty, and a duty of care to clients.  As employees and representatives of Victory, each employee has a responsibility to aspire to the highest ethical principles.  Moreover, each employee is required to comply with all applicable Federal and State Securities Regulations.  This Code of Ethics (“Code”), in combination with Victory’s Policy Statement on Insider Trading and the KeyCorp Code of Ethics, describes duties to clients and to Victory, as well as additional obligations under all applicable regulations, and sets forth certain standards that have been adopted by the firm to ensure that Victory and its employees fulfill such duties and obligations.

Victory Capital Advisers Inc., a registered broker dealer and principal underwriter of the Victory Funds, will adopt the Code in compliance with Rule 17j-1(b) of the Investment Company Act of 1940. This action will commence on December 15, 2007 and remain in effect unless material changes to the Code deem otherwise.

Definitions

“Supervised Personnel” or “Supervised Person” - any employee, director or officer of Victory, any Portfolio Manager of a Victory client account, or anyone deemed a Supervised Person by the Chief Compliance Officer, including all Access Personnel.

“Beneficial Interest” - an account or transaction is defined by the following persons or entities having the opportunity to profit or share directly or indirectly in any profit derived from such:
•	Employee himself or herself
•	Any member of the employee’s immediate family sharing the same household
•	Any partnership as to which the employee is a general partner
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Any account as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust’s investments, or (c) the employee is a settlor, has the power to revoke the trust without the consent of another person and shares investment control over the trust’s investments.

“Black-Out List” – a list of securities from transactions performed within specific portfolios, as defined by the Compliance Department. The Black-Out List is maintained by Compliance and is segregated into 3 and 7 day black out periods as described under the Access Personnel Section of the Code.

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“Reportable Security” - any security other than the following excluded securities: (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) and open-ended investment companies that are not managed by Victory, none of which are reportable.

“Reportable Fund” -  any Fund for which Victory is an investment adviser or sub-adviser, or any Fund whose investment adviser or principal underwriter controls Victory, is controlled by Victory, or is under common control with Victory.

“Small Cap Victory Funds” – Victory Special Value Fund, Victory Small Company Opportunity Funds, Victory Established Value Fund or any other Fund designated by Compliance.

“Access Personnel” or “Access Person” - any employee, or anyone deemed by CCO, who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  In addition, all directors and officers are considered access persons.  This group includes all Portfolio Managers, Research Analysts, Trade Analysts, and any individual who has access to Victory’s research repository.  All persons employed at Victory’s Large Cap Growth team are also considered Access Persons.  In addition, any person who supervises an Access Person is considered an Access Person.

“Model Change” - any addition, deletion, or change in weighting of a security to a model portfolio.

General Principals of the Code

The General Principals of the Code apply to all Supervised Personnel of Victory.

•	It is every employee’s duty to place the interests of any Victory client account first, including Reportable Fund accounts.
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It is required that all personal securities transactions be conducted in a manner to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of employee’s position of trust and responsibility with Victory.

•	Supervised Personnel of Victory are held to the fundamental standard of not taking advantage of their positions at the expense of Victory or its clients.
•	Victory employees will not share portfolio holdings information except as permitted under Victory Capital Management Inc. Policy.

Because no set of rules can anticipate every possible situation, it is essential that an employee follows these rules in letter and in spirit.  Any activity that compromises Victory’s integrity, even if it does not expressly violate a rule, may result in scrutiny or further action from the Chief Compliance Officer.

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Supervised Personnel

Anyone considered a Supervised Person under the Code is prohibited from revealing any information regarding securities transactions by any account held at Victory, including the Funds, except as permitted under Victory Capital Management Inc. Policy.

Each Supervised Person is required to disclose certain information regarding outside affiliates and interests.  Specifically:
•	A supervised person must disclose the identity of any non-KeyCorp, for profit entity for which he or she serves as an officer or director.

Supervised Personnel are permitted to open and maintain personal brokerage accounts.  Future accounts for Supervised Personnel or any accounts in which Supervised Personnel have a beneficial interest must be opened at a broker dealer that is on Victory’s Approved Broker List.  Accounts currently held by Supervised Personnel must be held at a brokerage firm on the Grandfathered Broker List.  The Approved Brokerage List is maintained by the Compliance Department and is attached as Appendix II.

All Supervised Personnel must submit the following reports:

Initial Holdings Report/Annual Holdings Report

An Initial Holdings Report must be submitted within ten (10) calendar days of becoming a Supervised Person.  In addition, an Annual Holdings Report must be submitted on an annual basis.  Compliance will review all reports received.

These reports must include the following information:

•	Date when individual became a Supervised Person (Initial Holdings Report only).
•	Name of each account in which any securities are held in the beneficial interest of the Supervised Person. The broker dealer or bank holding these accounts must be indicated.
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Each Reportable Security or Fund in which the Supervised Person has a beneficial interest must be reported, including title, number of shares, and principal amount.   Holdings information must be current as of thirty (30) calendar days before the report is submitted.

Compliance will record the date in which the report is received.

Securities Transaction Report

•	For Victory employees and Key Bank employees (with access to Victory’s research), the STR must be submitted to Compliance no later than twenty (20) calendar days following the end of each quarter.
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The report must describe each non-exempt transaction effected during the preceding quarter in any Reportable Security or Fund.  Each transaction must include the following information:  date, number of shares, principal amount of securities involved, nature of the transaction, price effected by, and the name of the broker dealer or bank affected the transaction. For reportable bonds, also include interest rate and maturity date in the comment section.

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The report must describe any account established in the preceding quarter, and include the following information:  account name, account number, name of the broker dealer or bank at which the account is established, and the date of establishment.

•	Compliance will record the date in which the report is received.
•	Supervised personnel must report Victory Fund and Key Stock transactions, regardless of pre-clearance requirements.
•	The following securities transactions are exempt from reporting, on the securities transaction report, under this Code:
•	Open-ended investment companies (mutual funds), except for Funds we advise (Victory Funds) or sub-advise (see Appendix III)
•	Victory Money Market Funds
•	401(k) transactions in open-ended investment companies (mutual funds), except Victory Fund reallocations which must be reported.
•	Periodic Investment Plans and other approved systematic passive transactions
•	Direct obligations of the US Government
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements
•	Dividend Reinvestment Plans (except for KBNA employees)
•	529 Plans
•	Investment Grade Fixed Income (except for KBNA employees)

Access Personnel

An Access Person must never let a trade in a personal account affect a Reportable Fund or Client Account from subsequently trading the same security.  For example, a Portfolio Manager must keep in mind that if he/she effects a Personal Transaction today, he/she must obtain approval from the Chief Compliance Officer if the Fund/client account is to participate in a transaction of the same security within seven (7) days. Also, the Portfolio Manager may need to break the personal trade depending on the circumstances.

Access personnel are prohibited from participating in the same activities described under the Supervised Personnel.

In addition to the responsibilities listed for Supervised Personnel, Access Personnel must:

•	Obtain pre-clearance from Compliance for all non-exempt personal transactions in accounts in which the individual has a beneficial interest, prior to effecting the transaction.
•	Access Personnel are not to affect any personal transactions in Reportable Securities or Funds, under any circumstance, until they have received authorization.

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•	A personal trade request is only valid on the date and for the amount in which Compliance approves the trade.
•	The following transactions are exempt from pre-clearance:
•	Automatic investments or other systematic passive transactions
•	Involuntary exercise of rights issued pro rata to all holders of a class of securities
•	Sale effected by tender offer, etc.

•	Observe the following black-out periods:
•	Portfolio Managers and Fund Managers may not trade the same security in both their personal account and in a portfolio account or Fund account, under their management, on the same day.
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Portfolio Managers and Fund Managers must obtain written authorization from the Chief Compliance Officer if they have traded in a Fund or client account, which they manage, in last seven (7) calendar days and wish to trade that same security in their personal account.

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Portfolio Managers and Fund Managers must obtain written authorization from the Chief Compliance Officer when directing a transaction on behalf of a Fund or a client account and plan on investing in the next seven (7) calendar days in a personal transaction in the same security.

•	Access Personnel may not trade in a security if aware that a recommendation on the security is under review or pending.
•	If a security involved in a Small Cap Fund of fewer than five (5) billion dollars, all Access Personnel will be restricted from buying the security for three (3) business days.

Additional Requirements:

•	All Fund Portfolio Managers must pre-clear all non-systematic purchases/ redemptions in their own reportable Fund (except money market funds).

•	All access personnel must pre-clear all non-systematic purchases/redemptions in the Victory Funds, with the exception of the Victory Money Market Funds.

•	Research analysts may not personally trade a security that they are assigned to if they have not communicated relevant information regarding such security to the investment management teams.

•	All access personnel must maintain adequate records of personal securities transactions.

Contra-Trading Rule

No Portfolio Manager may sell out of his or her personal account any security or related derivative security (writing/selling calls and buying puts) that is held in any portfolio he or she manages unless he or she has received the written approval from either the Chief Compliance Officer, or his/her designee.

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No Research analyst may sell out of his or her personal account in a security or related derivative security (writing/selling calls and buying puts), if they are assigned to that security and have recommended a buy or hold rating, unless they have received written approval from either the Chief Compliance Officer, or his/her designee.

Mandatory Holding Period

All securities purchased by an Access Person must be held for forty-five (45) days.  Any gains generated by trading a covered security or its equivalent within a 45-day period must be surrendered.

Pre-clearance and Specific Trading Situations

•	Short-Selling is prohibited.

•	Options
•	All option transactions require pre-clearance except for passive transactions noted below.
•	An access person may not purchase, sell, or write option contracts for the underlying security that is on the black-out list.
•	Due to the nature of the options market, option transactions are exempt from the forty-five (45) day mandatory holdings period.
•	Option transactions performed by a Portfolio Manager, where the underlying security is in his/her client portfolio must be bullish (buying calls and selling puts).
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A research analyst’s option transaction must be on the same side of the market as their recommendation for the underlying security. For example, buy/hold recommendation equals buying calls and selling puts.

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Passive transactions, which include automatic exercise of “in the money” contracts and assignment (also referred to call away), do not require pre-clearance but are reportable on the quarterly STR, noting the transaction was passive.

•	Complex option strategies, e.g. straddles, spreads, etc., are prohibited.

•	Limit/Stop Orders
•	Limit/stop orders are permitted providing that pre-clearance approval be obtained on the date that the original order is entered.
•	Compliance must be immediately notified that the trade is a limit/stop order.
•	Compliance also must be notified of the price for the transaction.
•	Preclearance approval must be obtained once the stop is placed on the order.
•	If the stock appears on the blackout list, then the transaction must be cancelled.

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•	The transaction must be reported on the Securities Transaction Report at quarter end with a special notation indicating the transaction was a limit/stop order.
•	If the order expires at the end of the trading day, pre-clearance must be obtained each day that the order is placed.

•	Automatic Deferral Account of KeyCorp Shares (Computershares)
•	An access person only needs to pre-clear and report KeyCorp shares, in an automatic deferral account, when he/she sells said shares.

•	Tablepounders Accounts
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Any transaction performed globally by the Portfolio Manager of the Tablepounders Accounts does not need to be precleared.  These transactions do not need to be reported on the Securities Transaction Report.

•	Any trade that deviates from the global trades in the account must be precleared and reported on the Securities Transaction Report.

•	Convertible Bonds
•	Initial purchases of convertible bonds must be precleared in the same manner as an equity transaction.
•	Any transaction initiated by the employee to convert the bond into the underlying equity stock must be precleared.
•	Forced conversion, a conversion initiated by the bond issuer, does not need to be precleared. However, the transaction must be reported on the Securities Transaction Report.

•	Special Exemption
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A special exemption is available and may be granted on an individual basis for accounts where the Access Person has a beneficial interest, such as an investment club account or an account where the broker has full discretion, but does not exercise control or influence.  The following requirements must be met in order to receive the exemption:

•	Requests must be submitted and approved in writing.
•	Brokers carrying the account must provide duplicate confirmations of each transaction in the account to the Compliance Department.
•	Access persons must not exercise any control or influence over the transaction.

•	If an employee would like to enter into any other type of passive security transaction, he/she must contact Compliance to receive exemption from the preclearance process.

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The following securities transactions are exempt from the Pre-clearance requirement through a Personal Trade Request, regardless of whether or not the transactions are reportable on a Security Transaction Report:

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•	Open-ended investment companies (funds) other than Victory Funds
•	Victory Money Market Funds
•	401(k) transactions in open-ended investment companies other than Victory Fund transactions
•	Periodic Investment Plans and other approved systematic passive transactions
•	Direct obligations of the US Government
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements
•	Dividend Reinvestment Plans
•	529 Plans
•	Investment Grade and other exempt Fixed Income Securities (except for KBNA employees.

Compliance recognizes the fact that there are cases when an unexpected purchase/sale of client securities occurs after a personal transaction has been approved through the preclearance system.  For example, a client unexpectedly adds additional funds to his/her account or an unexpected new client provides substantial funds for investment.  When this situation occurs, Compliance should be notified immediately and proper documentation can be generated.

Victory Large Cap Growth

Any additions or deletions to the portfolio, including weighting changes, will be considered Model Changes.  All Large Cap Growth employees will be restricted from executing personal trades in any security in which Large Cap Growth has made a Model Change that business day.  Any model change that involves a security with a market capitalization below five (5) billion dollars will be blacked out for three (3) market days for all Access Personnel.  In addition, the Portfolio Managers of a Reportable Fund that is managed in the same investment style will be blacked out from buying those securities for seven (7) calendar days.  The standard blackout periods do not apply to trades done as a result of implementation of new Wrap, or SMA, account.

Additional Restrictions and Limitations

Investments in KeyCorp Stock

No Supervised Person may effect transactions, including derivative transactions, in KeyCorp stock ten (10) calendar days prior and two (2) calendar days after a KeyCorp earnings announcement. All restrictions for KeyCorp stock transactions are applicable to diversification transactions by Supervised Personnel within a 401(k).  In addition, no Supervised Person may sell KeyCorp stock short.

KeyCorp places additional restrictions on employees that are job grade 89 and above. The officers included in this group may only write call options during the Section 16 insider window (this window commences two days after an earnings announcement and closes three (3) weeks later).  These restrictions include:

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•	A call option may not be written for a period longer than six (6) months;
•	The call option may not be written for more than 10% of the employees KeyCorp Securities;
•	The price of the call option must be at least 5% greater than the price at which KeyCorp stock is trading when the call is written; and
•	The employee must be in compliance with KeyCorp’s stock ownership guidelines both prior to and after the call option is written.

Initial Public Offerings (IPO)

No Supervised person of Victory may acquire a Beneficial Interest in any Reportable Security that is being offered in an initial public offering without the prior approval of the Chief Compliance Officer, the Chief Administrative Officer, and his or her direct supervisor. IPO transactions are reportable on the quarterly securities transaction report (STR).

Limited Offerings (Private Placements)

No Supervised Person may acquire a Beneficial Interest in a Reportable Security in a private placement without the prior approval of the Chief Compliance Officer, the Chief Administrative Officer, and his or her direct supervisor. Private placements are reportable in the initial placement on the securities transaction report (STR).

Excessive Trading

Supervised Personnel are prohibited from participating in excessive trading in personal accounts.  This includes, but is not limited to, day trading.  The Chief Executive Officer, Chief Administrative Officer, any Chief Investment Officer, and/or the Chief Compliance Officer (including his/her designee) may review the frequency of trading activity for any Supervised Person.

Market Timing Mutual Fund Transactions

Supervised Personnel shall not participate in any activity that may be construed as market timing of mutual funds.

Gifts

No Supervised Person may give or accept any gift of more than de minimis value from any person or entity that does business with, or on behalf of, any investment company as to which Victory serves as an investment adviser. The KeyCorp Code of Ethics gift clauses also apply to gifts from any source.

Service as a Director

No employee of Victory may serve on the board of directors of any publicly traded company absent prior approval of the Chief Compliance Officer and the Chief Executive Officer based upon a determination that such board service would be consistent with the interests of any investment company as to which Victory serves as an investment adviser and to its shareholders.  Service on the board of directors of a for-profit or public company must be pre-approved by the employee’s direct manager and Compliance.

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Other Reporting Requirements

If a Supervised Person believes that there has been a violation of any of the rules of the Code, the employee must promptly notify the Chief Compliance Officer or the Chief Administrative Officer.  As an alternative, employees may contact the anonymous Victory Capital Management Ethics telephone hotline at 800-584-9055.  Supervised Personnel are protected from retaliation for reporting violations to the Code.  Retaliation or the threat of retaliation against a Supervised Person for reporting a violation constitutes a further violation of the Code and may lead to immediate suspension and further sanctions.

If a Supervised Person suspects that fraudulent or other irregular activity might be occurring, including any possible violations of law or regulations, the activity must be reported immediately to a member of the Compliance Committee.  Compliance Committee members who are notified of any such activity must immediately report in writing to the Chief Compliance Officer or the Chief Administrative Officer.

Supervised Personnel must report all communications from regulatory or government agencies (federal, state, or local) to their immediate supervisor.  The immediate supervisor must immediately notify the Chief Compliance Officer in writing.

Certification of Compliance with the Code of Ethics

Each Supervised Person shall be required to certify annually:
•	that he or she has read and understood the Code;
•	recognizes that he or she is subject thereto;
•	has complied with the requirements of the Code; and
•	has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Review Procedures

Compliance will maintain review procedures consistent with the Code.

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Sanctions

Violation(s) letters will be prepared by Compliance and approved by the Chief Compliance Officer.  Any monetary penalty imposed for violations will be at the discretion of the Chief Executive Officer.  The Compliance Committee will review all violations and sanctions.  At the discretion of the Chief Compliance Officer, and after discussions with the Compliance Committee and Management, the Chief Compliance Officer may revoke personal trading privileges for any length of time.  Even though certain violations may not be material, repeated technical violations may be deemed material.  Repeated warning letters may also warrant a technical violation.  The Chief Compliance Officer may recommend to the Board and Compliance Committee to escalate the below suggested sanctions as he or she feels appropriate.

Response Level	Violation Description	Suggested Action
Level 1
Minor 1st offense:
• Employee provides a majority of account information but  some data is missing.
Unusual or Suspicious Trading Activity:
• Employee engages in excessive short-term trading activity on a continual basis (day trading).
• Employee engages in a pattern of unusual trading.
• Employee obtains preclearance; Reportable Fund trades in same small cap security on same day.

• Compliance Department may question employee and document response.
• Compliance will send a warning letter citing the offense.
• Compliance committee and CCO will determine at what point a technical violation will be imposed based on the number of minor infractions (warnings) issued over a 12 month period.

Level 2
Technical Violation(s) may include:
• Employee traded without preclearance approval, but Compliance would have approved the trade if approval had been sought.
• Employee turned in a late quarterly Securities Transaction Report or failed to turn one in.
• Employee did not submit a complete or timely initial/annual holdings report.
• Employee did not provide Compliance a duplicate confirmation after Compliance notified the employee of the missing duplicate confirmation.
• Compliance notifies employee and manager of violation in writing. • Employee signs acknowledgement of violation. • Chief Compliance Officer and Chief Executive Officer are notified.

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Level 3	Repeat Technical Offenses • Repeat of the above referenced violations- two technical violations within a twelve (12) month period.	The same actions as noted for Level 2 with the following additions: • Possible suspension of personal trading activities for one quarter.
Level 4
Material Violations may include:
• Employee traded without preclearance approval or supplied incorrect information; Compliance would not have approved the Personal Trade Request.
• Employee traded during a black-out period, without prior approval from Compliance.
• Employee deliberately concealed the existence of an account.

The same actions as noted for Level 2 with the following possible additions:
• Employee may be required to break the trade and disgorge profits.
• Chief Compliance Officer meets with Manager and Employee to discuss violation.
• Suspension of personal trading activities for at least one quarter.
• The Chief Compliance Officer and Chief Executive Officer may impose penalties of reduction in bonuses and or salary.

Level 5	Repeat Material Offenses: • Any material violation of the VCM Code of Ethics repeated by the employee at least two times in the last twelve (12) months.	The same actions as in Level 4 with the following additions: • Human Resources may document violation in Employee files.
Level 6	Confirmed Fraudulent Activity, such as: • Systematic front-running, scalping or other evidence of fraud.
The same actions as in Level  5 with the following possible additions:
• Compliance Committee will review violations and recommend disciplinary sanctions and penalties up to and including termination.
• Possible criminal sanctions imposed by regulators.

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The Chief Compliance Officer and any Chief Investment Officer reserve the right to lift personal trading sanctions in response to market conditions.

Reconsideration

If a Supervised Person wishes to dispute a violation notice, he or she may submit a written explanation of the circumstances of the violation to the Chief Compliance Officer.  The Chief Compliance Officer and the Chief Executive Officer will review any explanations.

Report to Fund Board

At least annually, Victory will provide the Fund’s Board of Directors with the following information:
•	Material violations under the Code and any sanctions imposed as a response to the material violation(s)
•	Certification that Victory has adopted procedures necessary to prevent Supervised Persons from violating the Code.

Record Keeping Requirements

Victory will keep the following records in accordance with applicable Federal Securities Laws:
•	Copy of the Code.
•	Record of any violation of the Code, any action taken as a result of the violation, and any subsequent communications between Compliance and a Supervised Person regarding the violation.
•	Copy of each report filed by any Supervised Person as required by the Code.
•	List of persons subject to the Code reporting requirements.

Each of the above listed documents will be maintained for a period of at least five (5) years, after the end of the fiscal year in which it was created.  During the five (5) years, Victory will maintain the records in a location specified as a place of business on Form ADV.

The provisions of this Code are in addition to the KeyCorp Code of Ethics and the KeyCorp Policy on Public Disclosure and Securities Trading, or any successor thereto.  The KeyCorp Code of Ethics and Policy shall apply to all Supervised Persons of Victory Capital Management Inc.

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Appendix I

POLICY STATEMENT ON INSIDER TRADING

A.         Introduction

Victory Capital Management Inc. (the “Adviser”) seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by our clients is something we should value and endeavor to protect.  To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The Securities and Exchange Commission (“SEC”) can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, the Adviser views seriously any violation of this Policy Statement.  Such violations constitute grounds for disciplinary sanctions, including dismissal.

B.         Scope of the Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner.  This Policy Statement applies to securities trading and information handling by directors, officers, and employees of the Adviser (including spouses, minor children, and adult members of their households).

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance.  Often, a single question can forestall disciplinary action or complex legal problems.  You should direct any questions relating to the Policy Statement to the Chief Compliance Officer, or his or her designee (“Compliance”).  You also must notify Compliance immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

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C.         Policy Statement

No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others, while in possession of material, nonpublic information; no personnel of the Adviser may communicate material, nonpublic information to others in violation of the law.  This section reviews principles important to the Policy Statement.

1.         What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities.  No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to Compliance.

Material information often relates to a company's results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities.  Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.  Similarly, prepublication information regarding reports in the financial press also may be deemed material.  For example, the U.S. Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's “Heard on the Street” column.

2.         What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.          Identifying Inside Information

Before executing any trade for yourself or others, including Accounts, you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

(i)	Report the information and proposed trade immediately to Compliance.

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(ii)	Do not purchase or sell the securities on behalf of yourself or others, including the Accounts.

(iii)	Do not communicate the information inside or outside the Advisers, other than to Compliance, and your supervisor if necessary.

(iv)	After Compliance has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

You should consult with Compliance before taking any action.  This degree of caution will protect you, your clients and the firm.

4.          Contact with Public Companies

The Adviser’s contacts with public companies represent an important part of our research efforts.  The Adviser may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an employee or other person subject to this Policy Statement becomes aware of material, nonpublic information.  This could happen, for example, if a company's Chief Financial Officer were to prematurely disclose quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In such situations, the Adviser must make a judgment as to their further conduct.  To protect yourself, your clients and the firm, you should contact Compliance immediately if you believe that you may have received material, nonpublic information.

5.          Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either.  Employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

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APPENDIX II

Approved Broker List for Transferred/New Accounts

A.G. Edwards/Wachovia
Charles Schwab
Chase
Citi/Smith Barney
E*Trade
Fidelity Investments
Key Investment Services (KIS)
Legg Mason
Merrill Lynch
Morgan Stanley
TD Ameritrade
UBS Financial Services
Vanguard Brokerage
Wells Fargo

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APPENDIX III

List of Investment Companies Victory Sub-advises:

Mass Mutual Select Core Opportunity Fund
Thrivent Partner Worldwide Allocation Fund
Wilshire Large Company Growth Fund
Michigan Investment Trust

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